UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 6, 2022

Invivyd, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-40703	85-1403134
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1601 Trapelo Road, Suite 178 Waltham, MA	02451
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 819-0080

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	IVVD	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Jeremy Gowler as Chief Operating Officer and Chief Commercial Officer

On December 6, 2022, Invivyd, Inc. (the “Company”) announced the appointment of Jeremy Gowler, age 46, as the Company’s Chief Operating Officer and Chief Commercial Officer, effective as of December 16, 2022 (the “Gowler Effective Date”). Mr. Gowler was appointed Chief Operating Officer and Chief Commercial Officer by the Board of Directors (the “Board”) of the Company on September 16, 2022.

Mr. Gowler has 20 years of experience in senior commercial leadership roles in the pharmaceutical and biotech industry. Most recently, Mr. Gowler has held the role of Global Head of Commercial for the Biopharmaceutical business of Sandoz (a division of Novartis) from April 2020 until his departure in December 2022 to join the Company. Mr. Gowler started his career in the pharmaceutical industry in 2002 with Novartis as a medical representative. He progressed through roles of increasing responsibility with Novartis in the areas of marketing, sales, medical affairs and operations in Canada, the US and in Switzerland until his departure in 2014. Mr. Gowler then joined PaxVax, a private equity backed biotechnology company, which was focused on developing and commercializing specialty human vaccines. He held the role of VP, Global Commercial at PaxVax from 2014 to October 2018. PaxVax was sold to Emergent Biosolutions in 2018, where Mr. Gowler became VP of Global Commercial for Emergent’s vaccines business unit until his departure for Sandoz in October 2020. Mr. Gowler holds a BSc with a double major in Biology and Environmental Studies from the University of Victoria and a Dipl T in Marketing Management from the British Columbia Institute of Technology.

In connection with Mr. Gowler’s appointment, the Company entered into an employment agreement with Mr. Gowler (the “Employment Agreement”). The Employment Agreement provides that Mr. Gowler’s employment will continue until either the Company or Mr. Gowler terminates Mr. Gowler’s employment in accordance with the terms of the Employment Agreement.

Pursuant to the Employment Agreement, Mr. Gowler is entitled to receive an annual base salary of $440,000, which will be reviewed at least annually and will be subject to adjustment from time to time, as determined by the Board or the Compensation Committee of the Board (the “Compensation Committee”). In addition, pursuant to the Employment Agreement, Mr. Gowler is entitled to receive a one-time signing bonus of $150,000 within 30 days from the Gowler Effective Date, which will be earned on the twelve (12) month anniversary of the Gowler Effective Date and subject to potential repayment as contemplated in the Employment Agreement. In addition, pursuant to the Employment Agreement, Mr. Gowler is eligible to receive an annual cash bonus, which is based on the achievement of certain performance goals and objectives as reasonably determined by the Compensation Committee, calculated as a percentage of his annual base salary, and which will be determined by the Compensation Committee. Mr. Gowler’s initial target annual bonus is 40% of his annual base salary in effect on January 1st of the applicable performance period. For calendar year 2022, Mr. Gowler will be eligible to earn his full target bonus based on his base salary as of the Gowler Effective Date even though he will not be employed by the Company for the full calendar year, provided however the amount earned and paid will be in the sole discretion of the Compensation Committee consistent with the determinations of the Compensation Committee of the corporate multiplier for calendar year 2022.

In addition, the Company granted Mr. Gowler an option to purchase 625,000 shares of the Company’s common stock at an exercise price equal to the closing sales price for the Company’s common stock as quoted on the Nasdaq Stock Market on the Gowler Effective Date (the “Option Grant”). Twenty-five percent of the shares underlying the Option Grant will vest on the first anniversary of the Gowler Effective Date with the remaining shares underlying the Option Grant vesting over the subsequent three-year period in substantially equal monthly installments at a rate of 1/48th of the total shares subject to the Option Grant each month, subject to Mr. Gowler’s continuous service to the Company as of each vesting date. The Option Grant was made pursuant to the Company’s 2021 Equity Incentive Plan (the “Plan”) and the Company’s form of option award agreement (the “Award Agreement”).

The Employment Agreement provides for standard benefits, such as paid time off, reimbursement of business expenses, and participation in the Company’s employee benefit plans and programs. In the event that Mr. Gowler’s employment terminates due to death or a disability, he will be entitled to accrued obligations and payment of any unpaid annual bonus earned based on achievement of the applicable performance goals and objectives so long as his employment terminates after the completion of the calendar year but prior to the date of payment of the bonus (the “Earned Bonus”). In the event that Mr. Gowler’s employment is terminated, other than during the period commencing on the earlier of (x) the signing of a definitive agreement that, if closed, would result in a “change in control” (as defined in the Plan) and (y) the date that is three (3) months prior to the closing of a change in control and ending on the date that is twelve (12) months following a change in control (the “Change in Control Period”), by the Company without “cause” or by him for “good reason” (each as defined in the Employment Agreement), and subject to the delivery to the Company of a separation agreement that includes a general release of claims and such separation agreement becoming fully effective, Mr. Gowler will receive cash severance equal to 9 months of his base salary, as well as the Earned Bonus, if applicable, and 9 months continuation of benefits. In addition, the unvested portion of any outstanding time-based equity awards held by Mr. Gowler as of the date of termination would remain outstanding for 3 months following such date of termination.

In the event that Mr. Gowler’s employment is terminated by the Company without cause or by him for good reason, in either case, during the Change in Control Period, and subject to his delivery to the Company of a separation agreement that includes a general release of claims and subject to such separation agreement becoming fully effective, Mr. Gowler will receive cash severance equal to the sum of 12 months of his base salary and his target bonus for the year of termination, payable in a lump sum, as well as the Earned Bonus, if applicable, and 12 months continuation of benefits. In such case, Mr. Gowler will also be entitled to immediate acceleration and full vesting of any time-based equity awards, as if his employment continued until the later of the date of termination (or, if later, the change in control) or the effective date of the separation agreement.

In connection with his appointment. Mr. Gowler also entered into (i) an indemnification agreement in the form previously approved by the Board, which form is filed as Exhibit 10.4 to the Company’s Registration Statement on Form S-1/A, filed with the U.S. Securities and Exchange Commission on August 2, 2021 (the “Indemnification Agreement”), and (ii) the Company’s standard form of Employee Proprietary Information and Inventions Assignment Agreement (the “PIAA”), which, among other things, prohibits him from competing with the Company, soliciting the Company’s employees and customers and disclosing confidential information during the term of his engagement and for a specified time thereafter.

Other than with respect to the Employment Agreement, the Award Agreement, the Indemnification Agreement and the PIAA, there are no arrangements or understandings between Mr. Gowler and any other persons pursuant to which Mr. Gowler was appointed as Chief Operating Officer and Chief Commercial Officer of the Company. There are also no family relationships between Mr. Gowler and any director or executive officer of the Company and Mr. Gowler has no direct or indirect interest in any transaction or proposed transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Employment Agreement, which is filed herewith as Exhibit 10.1 and is incorporated by reference in this Item 5.02.

Item 8.01.	Other Events.

On December 6, 2022, the Company issued a press release announcing Mr. Gowler’s appointment as Chief Operating Officer and Chief Commercial Officer, as well as other organizational changes. A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated by reference in this Item 8.01.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement, dated September 17, 2022, by and between Invivyd, Inc. and Jeremy Gowler

99.1	Press Release, dated December 6, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVIVYD, INC.

Date: December 6, 2022	By:	/s/ Jill Andersen
Jill Andersen
Chief Legal Officer and Corporate Secretary